Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Marc Winkler
Interim Chief Financial Officer
Email: mwinkler@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Increased Dividend for Second Quarter

Annapolis, MD (August 28, 2019) – Severn Bancorp, Inc., (NASDAQ: SVBI) (the “Company”), parent company of Severn Bank today announced that the Board of Directors approved a cash dividend to its shareholders. The cash dividend of four cents ($0.04) per share of common stock, a 33% increase from the previous quarter payment of three cents ($0.03) per share of common stock, will be payable on September 17, 2019 to shareholders of record at the close of business on September 6, 2019.

Alan J. Hyatt, President and Chief Executive Officer said, “We are happy to be able to increase the dividend payment for the second quarter to four cents.  We hope this sends a signal to our shareholders of our commitment to them and to increasing shareholder value.  The Company remains dedicated to continued increases in earnings and organic growth. ”

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $882 million and six branches located in Annapolis, Edgewater, Glen Burnie, Lothian/Wayson’s Corner, and Severna Park, with a seventh scheduled to open in Crofton in 2019. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.